UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2014

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

20415 Nordhoff Street, Chatsworth, CA 91311

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On August 25, 2014, MRV Communications, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2014, the text of which is set forth in Exhibit 99.1 attached hereto. All information in the press release is presented as of June 30, 2014 unless specifically stated otherwise in the press release, and the Company does not assume any obligation to update such information in the future.

The information included in this Item 2.02, as well as in Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Stephen Garcia’s employment as the Company’s Chief Financial Officer (“CFO”) was terminated as of Monday, August 25, 2014.

(c)  On August 25, 2014, the Company announced that the Company’s Board of Directors (the “Board”) had appointed Mark J. Bonney, age 60, to serve as executive vice president and CFO of the Company beginning August 25, 2014.  Mr. Bonney has been serving as a director of MRV since April 2013. There are no understandings or arrangements between Mr. Bonney and any other person pursuant to which he was selected as an executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Bonney has been on the MRV board of directors since April 2013. He also has served as the president and CEO of On Board Advisors, LLC, a strategic and financial advisory firm since January 2013. From March 2010 to December 2012, Mr. Bonney was EVP and CFO of Direct Brands, Inc., a leading direct-to-consumer marketing company. From 2005 to 2008, he was EVP and CFO of American Bank Note Holographics, Inc. (ABNH), a publicly-traded, leading global supplier of optical security devices. He worked with MRV Chairman Kenneth Traub (who was President and CEO of ABNH) to implement the turnaround, growth and 2008 sale of the business to JDSU. These efforts earned Mr. Bonney the CFO of the year award for best turnaround manager by NJ Biz.. He remained at JDSU through 2010 as the VP and general manager of its authentication solutions group. From 2002 to 2005, Mr. Bonney was an independent director of ABNH and several private companies and provided interim leadership at a number of companies. Prior to 2002, he held senior financial and operating roles: president, COO and director at Axsys Technologies, Inc., a publicly traded leading manufacturer of highly sophisticated components and subsystems used in aerospace, defense, data storage, medical and other high technology markets; and CFO and VP of operations at Zygo Corporation, a Nasdaq-traded manufacturer of metrology measurement and control systems and optical components used in semiconductor, data storage and other high technology markets.

Mr. Bonney is currently a director of Sigma Designs, Inc., Nasdaq-traded provider of semiconductor solutions used to deliver entertainment and control throughout the home, where he has served since August 2012, and of Zix Corporation, a Nasdaq-traded market leader in email encryption services, where he has served since January 2013. Mr. Bonney holds a B.S. in Business Administration and Economics from Central Connecticut State University and an M.B.A. in Finance from the University of Hartford.

In connection with Mr. Bonney’s appointment as CFO, the Company entered into an Employment Agreement with him effective August 25, 2014 (the “Employment Agreement”). The Employment Agreement sets forth his duties and responsibilities as CFO, the terms of his compensation, the effect of a potential future termination event, and other customary provisions regarding release of claims and covenants related to confidentiality, non-solicitation, non-competition, non-disparagement and claw back requirements. Under the Employment Agreement, Mr. Bonney will receive a base salary at an initial annual rate of $300,000, an opportunity for a one-time performance bonus of up to $25,000 for the period August 25, 2014 through December 31, 2014, an annual target bonus opportunity equal to 60% of his annual base salary, and an initial equity award of 15,000 stock options and 5,000 shares of restricted stock. The Employment Agreement does not provide for a specific term of employment.  If Mr. Bonney is terminated by the Company without “cause” or by him for “good reason” (as those terms are defined in the Employment Agreement), he will receive up to six months’ payment of COBRA premiums and severance consisting of salary continuation of six months’ base salary, unless the termination occurs after a change in control, in which case he will receive up to twelve months’ payment of COBRA premiums and severance consisting of salary continuation of twelve months’ base salary, and accelerated vesting of unvested Company equity awards.

Mr. Bonney will remain on the Board. As a result of Mr. Bonney’s appointment as an executive officer of the Company, he will no longer serve on the standing Board committees.  This created a vacancy on each committee, so the Board committees were reconstituted as follows:

Audit Committee	Chair	Kenneth Traub
Robert Pons
Matthew Stecker

Compensation Committee	Chair	Kenneth Traub
Jeannie Diefenderfer
Matthew Stecker

Nomination & Governance Committee	Chair	Robert Pons
Kenneth Traub
Jeannie Diefenderfer

A copy of the press release announcing the management changes described above is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)

Exhibit 99.1                              Company’s Press Release dated August 25, 2014

Exhibit 99.2                              Company’s Press Release dated August 25, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 26, 2014

MRV COMMUNICATIONS, INC.

	By:	/s/ David S. Stehlin
David S. Stehlin
Chief Executive Officer